Consent of Independent Accountants


To the Trustees of Emerging Markets Debt Portfolio:

      RE:   Emerging Markets Debt Portfolio
            AIM Emerging Markets Debt Fund

We consent to the inclusion in Amendment No. 9 to the Registration Statement on Form N-1A, under the Investment Company Act of 1940, as amended, of Emerging Markets Debt Portfolio, of our report dated December 18, 1998, on our audit of the financial statements and financial highlights of the AIM Emerging Markets Debt Fund, which report is included in the Annual Report to Shareholders for the periods stated therein, which is also included in this Registration Statement. We also consent to the reference to our Firm under the caption "Financial Statements" in the statement of additional information.





/s/ PricewaterhouseCoopers LLP
-------------------------------
PricewaterhouseCoopers LLP


Boston, Massachusetts
February 25, 1999